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    ARCA            APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
INCORPORATED        7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN 55426 (952)930-9000



FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
                                     Edward R. (Jack) Cameron (952) 930-9000
                                     Richard G. Cinquina, Equity Market Partners
                                     (612)338-0810


     ARCA SAYS IT INCORRECTLY REPORTED THE SAME-STORE SALES INCREASE PERCENT
                        IN THIRD QUARTER EARNINGS RELEASE

         PREVIOUSLY-REPORTED RECORD THIRD QUARTER REVENUES AND EARNINGS
                 ARE UNCHANGED BY CORRECTION TO SAME-STORE SALES

NOVEMBER 8, 2001--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today said that it incorrectly calculated the same-store sales increase percent of its ApplianceSmart outlets in the Company's third quarter earnings release dated October 29, 2001. In its release, the Company said third quarter ApplianceSmart same-store sales increased 22%, based on a comparison of the four outlets open during the entire third quarters of 2001 and 2000. However, five ApplianceSmart outlets were actually open during this period, resulting in an 8% increase in third quarter same-store sales.

Edward R. (Jack) Cameron, president and chief executive officer, said: "We sincerely regret this inadvertent error in our third quarter same-store sales calculation. However, we want to emphasize that the record revenues of $13,645,000 and record earnings of $0.50 per diluted share that we reported in our third quarter earnings release are unchanged as a result of this correction. Also unchanged is our positive outlook for this year's fourth quarter."

ABOUT ARCA
Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation's leading retailers of special-buy household appliances, primarily those manufactured by Whirlpool Corporation. These special-buy appliances, which include close-outs, factory


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overruns and scratch-and-dent units, typically are
not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of April 2001, ApplianceSmart was operating three stores in the Minneapolis/St. Paul market; two in the Dayton, Ohio, market; two in the Columbus, Ohio, market; and one in Los Angeles. ARCA is also one of the largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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Visit our web site at www.arcainc.com.